Execution Version

FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT

This FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) dated and effective as of November 6, 2018, is among SILVERBOW RESOURCES, INC. (f/k/a Swift Energy Company), a Delaware corporation (the “Borrower”), the undersigned guarantors (the “Guarantors” and, together with the Borrower, the “Obligors”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), and the Lenders party hereto.
Recitals
A.    The Borrower, the Administrative Agent and the Lenders are parties to that certain First Amended and Restated Senior Secured Revolving Credit Agreement dated as of April 19, 2017 (as amended, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    The Borrower has requested, and the Administrative Agent and the Lenders have agreed subject to the terms and conditions herein to (a) increase the Borrowing Base to $410.0 million in connection with the Current Scheduled Redetermination (as defined below) and (b) amend certain provisions of the Credit Agreement, including the definition of Applicable Margin.
C.    In connection with the foregoing, the Lenders have agreed subject to the terms and conditions herein to increase the Borrowing Base and to amend certain provisions of the Credit Agreement to accommodate such request.
D.    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Credit Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections in the Credit Agreement.
Section 2.    Amendments to Credit Agreement.
2.1    Amendments to Section 1.02.
(a)    Section 1.02 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:
    “Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Fourth Amendment” means that certain Fourth Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement, dated and effective as of November 6, 2018, among the Borrower, the Guarantors, the Administrative Agent and the Lenders.
“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.
“IBA” has the meaning assigned to such term in Section 1.08.
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
(b)    The definition of “Alternate Base Rate” is hereby amended by replacing the last sentence thereof with the following:
“If the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.”
(c)    The following defined terms are hereby amended and restated in their entirety to read as follows:
“Applicable Margin” means, for any day, the applicable rate per annum set forth below as determined based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%
ABR Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided that, if at any time when the Applicable Margin is determined based on Borrowing Base Utilization Percentage the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then beginning on the date that is 30 calendar days from the date of such failure and until such Reserve Report is delivered, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level. It is understood that this definition of “Applicable Margin” shall be effective as of the Fourth Amendment Effective Date and shall apply as of the Fourth Amendment Effective Date, and that the prior definition of “Applicable Margin” applies at all times prior to the Fourth Amendment Effective Date.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
(d)    The definition of “Disposition” is hereby amended by adding the following parenthetical at the end of the first sentence thereof:
“(in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise).”
2.2    The following is added as a new Section 1.08 to the Credit Agreement:
“Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03 of this Agreement, such Section 3.03(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”
2.3    Section 3.03(a)(i) of the Credit Agreement is hereby amended by adding the following after “as applicable”:
“(including, without limitation, because the LIBO Screen Rate is not available or published on a current basis),”
2.4    Section 3.03 of the Credit Agreement is further amended by adding the following parenthetical at the end of the first sentence of clause (b):
“(but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).”
2.5    The Credit Agreement is hereby amended to add a new Section 7.28 as follows:
“As of the Fourth Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Fourth Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.”
2.6    Section 8.01(l) of the Credit Agreement is hereby amended by adding “, and the Beneficial Ownership Regulation” at the end of that sentence.
2.7    Section 8.02 of the Credit Agreement is hereby amended by deleting “and” at the end of clause (c), replacing the period at the end of clause (d) with “; and” and adding a new clause (e) as follows:
“(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.”
2.8    Section 8.03 of the Credit Agreement is hereby amended by adding “, Division,” between the words “consolidation” and “liquidation” in the proviso thereto.
2.9    Section 8.13(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
The Borrower shall promptly cause each Domestic Subsidiary Group Member that is a wholly-owned Material Subsidiary or a Division Successor of a Loan Party that is a Material Subsidiary to guarantee and secure the Secured Obligations pursuant to the Guarantee and Collateral Agreement, including pursuant to a supplement or joinder thereto. In connection with any such guaranty and security interest grant, the Borrower shall, or shall cause (i) such Material Subsidiary or Division Successor that is a Material Subsidiary to promptly execute and deliver such Guarantee and Collateral Agreement (or a supplement thereto, as applicable), (ii) the owners of the Equity Interests of such Material Subsidiary or Division Successor that is a Material Subsidiary who are Group Members to pledge all of the Equity Interests of such Material Subsidiary or Division Successor that is a Material Subsidiary (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) such Material Subsidiary, Division Successor that is a Material Subsidiary or other Person, as applicable, to promptly execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent.
2.10    Section 9.10 of the Credit Agreement is hereby amended by:
(a)    adding “consummate a Division as the Dividing Person,” between the words “consolidate with it” and “sell, transfer, lease or otherwise dispose of”;
(b)    deleting “and” at the end of clause (b), replacing it with “,”, changing “(c)” to “(d)” and adding the following new clause (c):
“(c) any Group Member (other than the Borrower) that is an LLC may consummate a Division as the Dividing Person if, immediately upon consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, so long as such Subsidiaries are also Loan Parties”; and
(c)    adding “Division or” before the word “consolidation” in each instance in new clause (d).
2.11    Amendment to Annex I. The Lenders have agreed to the assignment and reallocation of certain Lenders’ respective Commitments and Maximum Credit Amounts (the “Assigned Interests”). On the Fourth Amendment Effective Date and after giving effect to such reallocations, the Maximum Credit Amount and Applicable Percentage of each Lender shall be as set forth on Annex I attached hereto and the Borrower and each Lender hereby consents and agrees to the Maximum Credit Amount and Applicable Percentages set forth on such Annex I. With respect to such assignment and reallocation, each Lender acquiring Assigned Interests shall be deemed to have acquired its portion of the Assigned Interests allocated to it from each other Lenders from whom a disposition of Assignment Interests was necessary to achieve the Maximum Credit Amounts and Applicable Percentages set forth on such Annex I pursuant to the terms of an Assignment and Assumption attached as Exhibit G to the Credit Agreement as if each such Lender had executed the necessary Assignment and Assumptions with respect to such reallocation at par (it being understood that any other determinations made with respect to such reallocation shall be made by the Administrative Agent in its reasonable discretion in consultation with any such applicable Lenders and any such Lender and the Borrower shall promptly execute any customary assigned documentation needed or advisable to effectuate such reallocation if reasonably requested by the Administrative Agent). In connection with, and for the purposes of, the assignments and reallocations effected by this Amendment only, the Administrative Agent waives the processing and recordation fee under Section 12.04(b)(ii)(C).
Section 3.    Borrowing Base. Each Lender, the Administrative Agent and the Borrower agree that upon and as of the Fourth Amendment Effective Date (as defined below): (a) the November 1, 2018 Scheduled Redetermination shall be deemed to have taken place according to the procedures set forth in the Credit Agreement and (b) the amount of the Borrowing Base shall be increased from $330.0 million to $410.0 million (the “Current Scheduled Redetermination”). After giving effect to the Current Scheduled Redetermination, the Borrowing Base shall remain in effect until otherwise redetermined or adjusted pursuant to the Borrowing Base Adjustment Provisions in accordance with the Credit Agreement. For avoidance of doubt, this provision does not limit the right of the parties to initiate Interim Redeterminations of the Borrowing Base in accordance with Section 2.07(c) of the Credit Agreement or any other Borrowing Base Adjustment Provisions and the Current Scheduled Redetermination shall not constitute an Interim Redetermination. This Section 3 constitutes the New Borrowing Base Notice delivered in accordance with Section 2.07(d) of the Credit Agreement in connection with the Current Scheduled Redetermination.
Section 4.    Conditions Precedent. This Amendment shall become effective on the date (such date, the “Fourth Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 12.02(b) of the Credit Agreement):
4.1    The Administrative Agent and the Lenders shall have received all other fees and other amounts due and payable in connection with this Amendment or any other Loan Document on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to this Amendment or any other Loan Document.
4.2    The Administrative Agent shall have received a counterpart of this Amendment signed by the Borrower, the Guarantors and each Lender.
4.3    To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Credit Agreement, as amended by this Amendment), at least five (5) days prior to the Fourth Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Fourth Amendment Effective Date (or such other time as agreed by the Administrative Agent), a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, this condition shall be deemed to be satisfied).
4.4    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the representations and warranties in Section 5.2(d) below.
The Administrative Agent is hereby authorized and directed to declare this Amendment to be effective (and the Fourth Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 (or the waiver of such conditions as permitted in Section 12.02(b) of the Credit Agreement). Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 5.    Miscellaneous.
5.1    Confirmation. All of the terms and provisions of the Credit Agreement, as amended by this Amendment, are, and shall remain, in full force and effect following the effectiveness of this Amendment. Neither the execution by the Administrative Agent or the Lenders of this Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed to be an agreement by the Administrative Agent or the Lenders to agree to any future requests.
5.2    Ratification and Affirmation; Representations and Warranties. Each Obligor hereby (a) acknowledges the terms of this Amendment; (b) ratifies and affirms (i) its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document and agrees that each Loan Document remains in full force and effect as expressly amended hereby and (ii) that the Liens created by the Loan Documents to which it is a party are valid and continuing and secure the Secured Obligations in accordance with the terms thereof, after giving effect to this Amendment; (c) agrees that from and after the Fourth Amendment Effective Date (i) each reference to the Credit Agreement in the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment and (ii) this Amendment does not constitute a novation of the Credit Agreement; and (d) represents and warrants to the Lenders that as of the date hereof, and immediately after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event, development or circumstance has occurred or exists that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
5.3    Loan Document. This Amendment is a Loan Document.
5.4    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
5.5    No Oral Agreement. This Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
5.6    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Section 12.09(b)-(d) of the Credit Agreement shall be incorporated herein in mutatis mutandis.
5.7    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.8    No Claims. Each Obligor represents and warrants that as of the date of this Amendment, it has no knowledge of events or circumstances that would reasonably be expected to give rise to a claim against any Lender or the Administrative Agent.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWER:	SILVERBOW RESOURCES, INC.
	By:	/s/ G. Gleeson Van Riet
	Name:	G. Gleeson Van Riet
	Title:	Executive Vice President and Chief Financial Officer

GUARANTOR:	SILVERBOW RESOURCES OPERATING, LLC
	By:	/s/ G. Gleeson Van Riet
	Name:	G. Gleeson Van Riet
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTOR:	SILVERBOW RESOURCES USA, INC.
	By:	/s/ G. Gleeson Van Riet
	Name:	G. Gleeson Van Riet
	Title:	Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
	By:	/s/ Jo Linda Papadakis
	Name:	Jo Linda Papadakis
	Title:	Authorized Officer

LENDER:	COMPASS BANK, as a Lender
	By:	/s/ Kari McDaniel
	Name:	Kari McDaniel
	Title:	Vice President

LENDER:	SunTrust Bank, as a Lender
	By:	/s/ Brian Guffin
	Name:	Brian Guffin
	Title:	Managing Director

LENDER:	BOK Financial NA, dba Bank of Texas, as a Lender
	By:	/s/ Martin Wilson
	Name:	Martin Wilson
	Title:	Senior Vice President

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender
	By:	/s/ Trudy Nelson
	Name:	Trudy Nelson
	Title:	Authorized Signatory

	By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussar
	Title:	Authorized Signatory

LENDER:	FIFTH THIRD BAND, as a Lender
	By:	/s/ Justin Bellamy
	Name:	Justin Bellamy
	Title:	Director

LENDER:	BRANCH BANKING AND TRUST COMPANY, as a Lender
	By:	/s/ Ryan K. Michael
	Name:	Ryan K. Michael
	Title:	Senior Vice President

LENDER:	COMERICA BANK, as a Lender
	By:	/s/ Chad W. Stephenson
	Name:	Chad W. Stephenson
	Title:	Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION, as a Lender
	By:	/s/ David M. Bornstein
	Name:	David M. Bornstein
	Title:	Senior Vice President

LENDER:	Credit Suisse AG, Cayman Islands Branch, as a Lender
	By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Authorized Signatory

	By:	/s/ Christopher Zybrick
	Name:	Christopher Zybrick
	Title:	Authorized Signatory

LENDER:	Associated Bank, N.A., as a Lender
	By:	/s/ Brooks D. Creasey
	Name:	Brooks D. Creasey
	Title:	Assistant Vice President

LENDER:	HANCOCK WHITNEY BANK, as a Lender
	By:	/s/ William Jochetz
	Name:	William Jochetz
	Title:	Senior Vice President

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS
Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMORGAN CHASE BANK, N.A.	10.48780488000000%	$62,926,829.27
COMPASS BANK	9.26829268300000%	$55,609,756.10
SUNTRUST BANK	9.26829268300000%	$55,609,756.10
BOKF, N.A. DBA BANK OF TEXAS	9.26829268300000%	$55,609,756.10
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	9.26829268300000%	$55,609,756.10
FIFTH THIRD BANK	9.26829268300000%	$55,609,756.10
BRANCH BANKING AND TRUST COMPANY	8.29268292700000%	$49,756,097.56
COMERICA BANK	8.29268292700000%	$49,756,097.56
KEYBANK N.A.	8.29268292700000%	$49,756,097.56
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	7.31707317100000%	$43,902,439.02
ASSOCIATED BANK, N.A.	5.48780487800000%	$32,926,829.27
WHITNEY BANK	5.48780487800000%	$32,926,829.27
TOTAL	100.00000000000000%	$600,000,000.00

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